Exhibit 99.1

Clear Channel Outdoor Reports First Quarter 2008 Results

The Company Reports Revenues of $775.6 Million, a 12% Increase over the First Quarter of 2007

First Quarter 2008 Diluted Earnings Per Share of $0.25

SAN ANTONIO--(BUSINESS WIRE)--Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) today reported results for its first quarter ended March 31, 2008.

The Company reported revenues of $775.6 million in the first quarter of 2008, a 12% increase over the $690.9 million reported for the first quarter of 2007. Included in the Company’s revenue is a $48.1 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenue growth would have been 5%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release.

Clear Channel Outdoor’s expenses increased 18% to $615.4 million during the first quarter of 2008 compared to 2007. Included in the Company’s expenses is a $41.9 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, expense growth would have been 10%. See reconciliation of expense excluding effects of foreign exchange to expense at the end of this press release. Also included in the Company’s 2008 expenses is approximately $2.1 million of non-cash compensation expense. This compares to non-cash compensation expense of $1.4 million in the first quarter of 2007.

Clear Channel Outdoor’s net income and diluted earnings per share were $88.9 million and $0.25, respectively, during the first quarter of 2008. This compares to net income of $16.1 million or $0.05 per diluted share in the first quarter of 2007. Clear Channel Outdoor’s first quarter 2008 net income included an approximate $75.6 million nontaxable gain, or $0.21 per diluted share, on the divestiture of its 50% interest in Clear Channel Independent, a South African outdoor advertising company. Excluding this gain, Clear Channel Outdoor’s first quarter 2008 net income would have been $13.3 million or $0.04 per diluted share. See reconciliation of net income and diluted earnings per share at the end of this press release.

The Company’s OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense and Gain on disposition of assets – net) was $146.0 million in the first quarter of 2008, a 6% decrease from the first quarter of 2007. See reconciliation of OIBDAN to net income at the end of this press release.

“We generated increased revenues during the first quarter, despite the broad economic slowdown and soft local advertising environment,” commented Mark P. Mays, Chief Executive Officer of Clear Channel Outdoor. “Both our domestic and international businesses delivered gains, as the majority of our markets continued to post healthy growth and we benefited from the diversification of our assets. We also benefited from increases in our digital display revenue, as we continue to execute on our plan to build-out our digital presence. We are on track to install a minimum of 150 digital boards in 2008. We believe the investments we are making in our infrastructure will increase the growth potential of our businesses over the long-term.”

“The overall economic downturn in the first quarter negatively impacted our local business in the U.S., which declined for the first time in over five years, but our national business was encouragingly resilient, growing in the mid single-digits,” commented Paul Meyer, Global President and COO. “Our year over year expenses and OIBDAN were significantly impacted in the first quarter by a number of new contracts in our airport and taxi businesses, together with our new San Francisco street furniture contract. We were very pleased with the strong revenue and OIBDAN performance of our Latin American businesses and most of our European and Asian markets. We continue to face challenges in improving the cash flow of our businesses in the United Kingdom and France, as we have seen soft market conditions in these countries, but are optimistic that these businesses will continue to improve.”

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division

(In thousands)	Three Months Ended		%
	March 31,		Change
	2008	2007
Revenue
Americas	$333,362	$317,023	5%
International	442,217	373,833	18%
Consolidated revenue	$775,579	$690,856	12%

Direct Operating and SG&A Expenses by Division
Americas	$214,620	$189,157
Less: Non-cash compensation expense	(1,538)	(1,126)
	213,082	188,031	13%

International	400,824	332,581
Less: Non-cash compensation expense	(392)	(241)
	400,432	332,340	20%

Plus: Non-cash compensation expense	1,930	1,367
Consolidated direct operating and SG&A expenses	$615,444	$521,738	18%

The Company’s 2008 revenue and direct operating and SG&A expenses increased approximately $48.1 million and $41.9 million, respectively, from foreign exchange movements during the first quarter of 2008 as compared to the same period of 2007.

OIBDAN
Americas	$120,280	$128,992	(7%)
International	41,785	41,493	1%
Corporate	(16,056)	(15,270)
Consolidated OIBDAN	$146,009	$155,215	(6%)

See reconciliation of OIBDAN to net income at the end of this press release.

Americas

Revenue increased approximately $16.3 million during the first quarter of 2008 compared to the first quarter of 2007 primarily from increases in airport and street furniture revenue as well as digital display revenue. The increase in street furniture was mainly due to a new contract in San Francisco. Airport revenue increased due to contract wins and increased rates and occupancy. The increase in digital display revenue was primarily attributable to an increase in digital displays. Partially offsetting the revenue increase was a slight decline in bulletin and poster revenue. The decline in bulletin revenue was attributable to decreased occupancy while the decline in poster revenue was mainly due to a decrease in rates. Leading advertising categories during the quarter were telecommunications, retail, automotive, financial services and amusements. Revenue growth was led by U.S. markets Boston, Los Angeles, Milwaukee, San Francisco, and Seattle and the Americas’ international markets of Canada, Mexico and Peru.

Americas operating expenses increased $25.5 million primarily from higher site lease expenses of $18.9 million. Approximately $8.9 million of this increase was associated with new airport and street furniture contracts and the remainder was primarily associated with the increase in airport, street furniture and digital revenue. Commission expenses associated with the increase in revenue also contributed to the increase in operating expenses.

International

Revenue increased approximately $68.4 million, with roughly $46.4 million from movements in foreign exchange. The remainder of the revenue growth was primarily attributable to growth in China, Italy, Spain, Romania and Australia, partially offset by a revenue decline in the United Kingdom. The Company experienced weak advertising markets in both France and the United Kingdom during the quarter. China, Italy, Spain and Australia all benefited from strong advertising environments. The Company acquired operations in Romania at the end of the second quarter of 2007, which contributed to the revenue growth in 2008. The Company also benefited from political spending for the national elections in Italy. The revenue growth in Spain was primarily a result of the Barcelona bike contract, which the Company began operating in 2007.

Operating expenses increased $68.2 million. Included in the increase is approximately $40.6 million related to movements in foreign exchange. The remaining increase in operating expenses was primarily attributable to an increase in site lease and selling expenses as well as other operating expenses associated with the increase in revenue.

Digital Conversion

The Company installed 34 digital displays during the quarter and currently expects to install a minimum of 150 digital boards in 2008. The Company installed 18 digital displays during the same period last year.

FAS No. 123 (R): Share-Based Payment (“FAS 123(R)”)

The following table details non-cash compensation expense, which represents employee compensation costs related to stock option grants and restricted stock awards, for the first quarter of 2008 and 2007:

(In thousands)	Three Months Ended
	March 31,
	2008	2007
Direct operating expense	$1,420	$986
SG&A	510	381
Corporate	178	73
Total non-cash compensation	$2,108	$1,440

The Company will not be hosting a Conference Call or Webcast

As a result of the Clear Channel Communications, Inc. pending merger transaction that was approved by Clear Channel Communications, Inc. shareholders on September 25, 2007, the Company will not be hosting a teleconference or webcast to discuss results.

Second Quarter and 2008 Outlook

Due to the pending merger transaction of Clear Channel Communications, Inc. and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its expectations and current information related to 2008 operating results.

Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company’s revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements.

As of May 8, 2008, the Company’s revenues are pacing up 0.3% with the Americas above and International below the 0.3% pacing for the second quarter 2008 as compared to the second quarter of 2007. For the full year 2008 versus the full year 2007, the Company’s revenues are pacing up 2.3% with the Americas slightly below and International slightly above the full-year pacing of 2.3%. As of the first week of May, the Company has historically experienced revenues booked of approximately 85% of the actual revenues recorded for the second quarter and approximately 65% of the actual revenues recorded for the full year. Excluding the effects of movements in foreign exchange, the Company currently forecasts total operating expense growth to be in a range of low single-digit to mid single-digit growth for the full year 2008 as compared to the full year 2007.

For the consolidated company, current management forecasts show corporate expenses of $68 to $72 million for the full year 2008. Non-cash compensation expense (i.e. FAS No. 123 (R): share-based payments) are currently projected to be in the range of $10 million to $12 million for the full year of 2008.

The Company currently forecasts overall capital expenditures for 2008 of approximately $350 to $375 million, excluding any capital expenditures associated with any new contract wins the Company may have during 2008. Increases over the 2007 level would primarily be due to new contract wins during 2007 and 2008 and any acceleration of the roll-out of digital boards.

Income tax expense as a percent of ‘Income before income taxes and minority interest’ is currently projected to be approximately 30%. Current income tax expense as a percent of ‘Income before income taxes and minority interest’ is currently expected to be approximately 20%.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries - Unaudited

(In thousands, except per share data)	Three Months Ended
	March 31,		%
	2008	2007	Change
Revenue	$775,579	$690,856	12%
Direct operating expenses	470,834	394,205
Selling, general and administrative expenses	144,610	127,533
Corporate expenses	16,234	15,343
Depreciation and amortization	105,090	95,670
Gain on disposition of assets – net	2,372	7,092
Operating Income	41,183	65,197	(37%)

Interest expense	36,624	40,069
Equity in earnings of nonconsolidated affiliates	78,043	125
Other income (expense) – net	12,547	(44)
Income before income taxes and minority interest	95,149	25,209
Income tax benefit (expense):
Current	4,901	(6,877)
Deferred	(12,801)	(3,764)
Income tax benefit (expense)	(7,900)	(10,641)
Minority interest income, net of tax	1,657	1,516

Net income	$88,906	$16,084	453%

Diluted net earnings per share	$.25	$.05	400%

Weighted average shares outstanding – Diluted	355,794	355,505

Income Taxes

The Company recorded a gain of $75.6 million in equity in earnings of nonconsolidated affiliates from the sale of its 50% interest in Clear Channel Independent. The sale was structured as a tax free disposition thereby resulting in no tax expense. As a result, the Company’s effective tax rate for the first quarter of 2008 was 8.3%.

TABLE 2 - Selected Balance Sheet Information - Unaudited

Selected balance sheet information for 2008 and 2007 was:

	March 31,	December 31,
(In millions)	2008	2007

Cash	$108.6	$134.9
Due from Clear Channel Communications	$151.9	$265.4
Total Current Assets	$1,574.8	$1,607.1
Net Property, Plant and Equipment	$2,283.7	$2,244.1
Total Assets	$6,103.3	$5,935.6

Current Liabilities (excluding current portion of long-term debt)	$865.6	$834.2
Long-Term Debt (including current portion of long-term debt)	$114.4	$182.0
Debt with Clear Channel Communications	$2,500.0	$2,500.0
Shareholders’ Equity	$2,158.8	$1,982.7

TABLE 3 - Capital Expenditures - Unaudited

Capital expenditures for the first quarter of 2008 and 2007 were:

(In millions)	March 31, 2008	March 31, 2007

Non-revenue producing	$23.0	$17.9
Revenue producing	50.3	29.4
Total capital expenditures	$73.3	$47.3

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Total Debt - Unaudited

At March 31, 2008, Clear Channel Outdoor had total debt of:

(In millions)	March 31, 2008

Bank Credit Facility	$—
Debt with Clear Channel Communications	2,500.0
Other Debt	114.4
Total	2,614.4
Cash	108.6
Due from Clear Channel Communications	151.9
Net Debt	$2,353.9

Liquidity and Financial Position

For the quarter ended March 31, 2008, cash flow from operating activities was $55.2 million, cash flow used by investing activities was $126.9 million, cash flow provided by financing activities was $44.1 million, and the effect of exchange rate changes on cash was $1.3 million for a net decrease in cash of $26.3 million.

Leverage, defined as total debt including the debt to Clear Channel Communications, net of cash, divided by the trailing 12-month OIBDAN, was 2.5x at March 31, 2008

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income before Depreciation and Amortization (D&A), Non-cash Compensation Expense and Gain on Disposition of Assets - Net (OIBDAN)

The following tables set forth Clear Channel Outdoor's OIBDAN for the three months ended March 31, 2008 and 2007. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Interest expense; Gain on disposition of assets - net; and D&A.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2008 actual foreign revenues and expenses at average 2007 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below of: (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expense; (vi) OIBDAN to net income, the most directly comparable amounts reported under GAAP and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

		Non-cash	Depreciation	Gain on
(In thousands)	Operating	compensation	and	disposition of
	income (loss)	expense	amortization	assets - net	OIBDAN

Three Months Ended March 31, 2008
Americas	$68,643	$1,538	$50,099	$—	$120,280
International	(13,598)	392	54,991	—	41,785
Corporate	(16,234)	178	—	—	(16,056)
Gain on disposition of assets – net	2,372	—	—	(2,372)	—
Consolidated	$41,183	$2,108	$105,090	$(2,372)	$146,009

Three Months Ended March 31, 2007
Americas	$81,305	$1,126	$46,561	$—	$128,992
International	(7,857)	241	49,109	—	41,493
Corporate	(15,343)	73	—	—	(15,270)
Gain on disposition of assets - net	7,092	—	—	(7,092)	—
Consolidated	$65,197	$1,440	$95,670	$(7,092)	$155,215

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended		%
	March 31,		Change
	2008	2007

Revenue	$775,579	$690,856	12%
Less: Foreign exchange increase	(48,051)	—
Revenue excluding effects of foreign exchange	$727,528	$690,856	5%

International revenue	$442,217	$373,833	18%
Less: Foreign exchange increase	(46,362)	—
International revenue excluding effects of foreign exchange	$395,855	$373,833	6%

Reconciliation of Expense excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended		%
	March 31,		Change
	2008	2007

Expense	$615,444	$521,738	18%
Less: Foreign exchange increase	(41,924)	—
Expense excluding effects of foreign exchange	$573,520	$521,738	10%

International expense	$400,824	$332,581	21%
Less: Foreign exchange increase	(40,564)	—
International expense excluding effects of foreign exchange	$360,260	$332,581	8%

Reconciliation of Outdoor OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended		%
	March 31,		Change
	2008	2007

OIBDAN	$146,009	$155,215	(6%)
Less: Foreign exchange increase	(6,127)	—
OIBDAN excluding effects of foreign exchange	$139,882	$155,215	(10%)

Reconciliation of OIBDAN to Net income

(In thousands)	Three Months Ended		%
	March 31,		Change
	2008	2007

OIBDAN	$146,009	$155,215	(6%)
Non-cash compensation expense	2,108	1,440
Depreciation & amortization	105,090	95,670
Gain on disposition of assets – net	2,372	7,092
Operating Income	41,183	65,197	(37%)

Interest expense	36,624	40,069
Equity in earnings of nonconsolidated affiliates	78,043	125
Other income (expense) – net	12,547	(44)
Income before income taxes and minority interest	95,149	25,209
Income tax (expense) benefit:
Current	4,901	(6,877)
Deferred	(12,801)	(3,764)
Income tax (expense) benefit	(7,900)	(10,641)
Minority interest income (expense)	1,657	1,516

Net income	$88,906	$16,084

Reconciliation of Net Income and Diluted Earnings per Share (“EPS”)

(In millions, except per share data)	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007
	Net Income	EPS	Net Income	EPS
Reported Amounts	$88.9	$0.25	$16.1	$0.05
Less: Gain on disposition of asset	(75.6)	(0.21)	—	—
Amounts excluding certain items	$13.3	$0.04	$16.1	$0.05

About Clear Channel Outdoor Holdings

Clear Channel Outdoor, headquartered in San Antonio, Texas, is a global leader in the outdoor advertising industry providing clients with advertising opportunities through billboards, street furniture displays, transit displays, and other out-of-home advertising displays

For further information contact:

Investors - Randy Palmer, Senior Vice President of Investor Relations at (210)832-3315 or
Media - Lisa Dollinger, Chief Communications Officer, (210) 832-3474
or visit our web site at www.clearchanneloutdoor.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this document include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Outdoor currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements and access to capital markets. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Outdoor’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this document may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in Clear Channel Outdoor’s reports and other documents filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors” of the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2007. Except as otherwise stated in this document, Clear Channel Outdoor does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:
Clear Channel Outdoor Holdings, Inc.
Investor Relations:
Randy Palmer, 210-832-3315
Senior Vice President of Investor Relations
or
Media Relations:
Lisa Dollinger, 210-832-3474
Chief Communications Officer